Exhibit 99.1

Majesco Entertainment Regains Full Compliance with NASDAQ Listing Requirements

SOUTH PLAINFIELD, NJ – (Marketwired – December 28, 2015) – Majesco Entertainment Company (NASDAQ: COOL) (the “Company”), an innovative provider of downloadable games for the mass market, announced today that it was advised by The NASDAQ Stock Market on December 22, 2015 that the Company has regained compliance with NASDAQ’s listing requirements. The Company has satisfied the terms of the NASDAQ Listing Rule 5605(c)(2) by maintaining an Audit Committee consisting of three independent directors. The Company will continue to be listed on the NASDAQ Stock Market and has resolved all issues related to ongoing compliance with the listing qualifications previously disclosed by the Company.

“We are pleased to have regained compliance with NASDAQ’s listing requirements,” stated Barry Honig, Co-Chairman and Chief Executive Officer of the Company.  “We look forward to building shareholder value and the enhanced visibility and liquidity afforded by continued listing of our common stock on the NASDAQ Capital Market.”

About Majesco Entertainment Company

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label. Majesco is headquartered in Plainfield, New Jersey, and it’s shares are traded on The Nasdaq Capital Market under the symbol: COOL. More info can be found online at majescoent.com or on Twitter at twitter.com/majesco.

Forward-Looking Statements

Certain statements contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements contained in this release relate to, among other things, the Company’s ongoing compliance with the requirements of The NASDAQ Stock Market.   They are generally identified by words such as "believes," "may," "expects," "anticipates," "should'" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports filed with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.
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